Exhibit 99.1

Hill International, Inc.

Item 6. Selected Financial Data

	2008	2007	2006	2005	2004
Income Statement Data:
Consulting fee revenue	$333,882	$203,118	$129,987	$80,108	$63,039
Reimbursable expenses	46,600	87,205	67,485	32,121	21,068

Total revenue	380,482	290,323	197,472	112,229	84,107

Cost of services	182,728	106,824	71,022	43,276	34,365
Reimbursable expenses	46,600	87,205	67,485	32,121	21,068

Total direct expenses	229,328	194,029	138,507	75,397	55,433

Gross profit	151,154	96,294	58,965	36,832	28,674
Selling, general and administrative expenses	132,614	80,903	48,672	31,861	29,231
Equity in earnings of affiliates	(3,658)	(2,221)	(1,080)	(685)	(458)

Operating profit (loss)	22,198	17,612	11,373	5,656	(99)
Interest (income) expense, net	(134)	433	312	669	597

Earnings (loss) before provision (benefit) for income taxes	22,332	17,179	11,061	4,987	(696)
Provision (benefit) for income taxes	3,654	2,788	2,534	1,845	(272)

Consolidated net earnings	18,678	14,391	8,527	3,142	(424)
Less: net earnings (loss) — noncontrolling interests	1,027	247	(53)	—	—

Net earnings (loss) attributable to Hill International, Inc.	$17,651	$14,144	$8,580	$3,142	$(424)

Basic earnings (loss) per common share	$0.43	$0.53	$0.50	$0.27	$(0.04)

Basic weighted average common shares outstanding	40,809	26,720	17,240	11,644	11,586

Diluted earnings (loss) per common share	$0.43	$0.45	$0.46	$0.23	$(0.04)

Diluted weighted average common shares outstanding	41,148	31,387	18,489	13,894	11,586

	12/31/2008	12/31/2007	12/30/2006	12/31/2005	1/1/2005
Selected Balance Sheet Data:
Cash and cash equivalents	$20,430	$66,128	$11,219	$2,716	$802
Accounts receivable, net	118,124	83,151	61,159	27,623	21,584
Current assets	161,492	162,428	83,344	33,351	24,886
Total assets	254,041	207,199	118,993	40,723	33,331
Current liabilities	80,563	59,648	50,835	31,707	19,616
Total debt	18,887	3,312	11,287	10,374	10,810
Stockholders’ equity:
Attributable to Hill International, Inc.	135,506	128,371	46,036	6,159	2,041
Attributable to noncontrolling interests	3,510	259	286	—	—

Total stockholders’ equity	$139,016	$128,630	$46,322	$6,159	$2,041